Exhibit 99.1

The Nielsen Company
770 Broadway
New York, NY 10003
www.nielsen.com

News Release

Contact:

Investor Relations

David Berger

Phone: +1 203 563 3194

Media Relations

Ed Dandridge

Phone: +1 646 654 8656

FOR IMMEDIATE RELEASE

The Nielsen Company Announces $300 Million Debt Offering

New York, New York – April 24, 2009 – The Nielsen Company B.V. (“Nielsen”) today announced that its indirect wholly-owned subsidiaries, Nielsen Finance LLC and Nielsen Finance Co., are proposing to issue $300 million aggregate principal amount of senior notes due 2016 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Nielsen intends to use the net proceeds from this private offering for general corporate purposes, which may include capital expenditures or which may in the future include the retirement of a portion of Nielsen’s $70 million Euro notes due 2010 and £149 million Sterling notes and related obligations.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward Looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘could’, ‘expect’, ‘shall’, ‘should’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitation, general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, and technological developments, as well as legal and regulatory rules affecting Nielsen’s business. This list of factors is not intended to be exhaustive. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

About The Nielsen Company

The Nielsen Company is a global information and media company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and business publications (Billboard, The Hollywood Reporter, Adweek). The privately held company is active in approximately 100 countries, with headquarters in New York, USA. For more information, please visit, www.nielsen.com.